Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

The Scotts Miracle-Gro Company Announces Appointment
of Nancy G. Mistretta to Board of Directors
MARYSVILLE, Ohio (August 15, 2007) — The Scotts Miracle-Gro Company (NYSE:SMG), the global leader in the consumer lawn and garden industry, today announced that Nancy G. Mistretta has been named to its Board of Directors. Ms. Mistretta is a partner at the executive search firm of Russell Reynolds Associates, where she is a key member of the firm’s Not-For-Profit Sector and responsible for managing executive officer searches for many large philanthropies, with a special focus on educational searches for presidents, deans and financial officers.
With nearly 30 years of experience in various aspects of the global banking industry, Ms. Mistretta was previously a managing director of investment banking at JPMorgan. Prior to retiring from JPMorgan in 2005, she oversaw the investment bank’s merger with Bank One.
“Nancy is an extremely talented executive whose unique blend of skills will make our Board even stronger in providing counsel and oversight to ScottsMiracle-Gro,” said Jim Hagedorn, chairman and chief executive officer. “Her familiarity with business integration, coupled with a rich background in banking, will be a tremendous benefit to us as we continue to execute our strategic plan with a focus on long-term growth opportunities that will further drive shareholder value.”
Ms. Mistretta, 53, is a native of New York City and a graduate of Smith College. She will serve on the Finance Committee of the Board with a term that expires in 2008.
About ScottsMiracle-Gro
With more than $2.7 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Contact:
Jim King
Vice President
Corporate Communications & Investor Relations
937-578-5622